Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

FIRST:  The name of the corporation is Innovative Communications Technologies, Inc. (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400, in the City of Wilmington, County of New Castle, DE 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is 1,500 shares of common stock, par value $.01 per share.

FIFTH:  The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Mini Rivera	1430 Broadway, Suite 1615 New York, NY 10018

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend, alter or repeal the by-laws of the Corporation.

EIGHTH:  Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the provisions of the DGCL, does hereby make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th  day of March 2011.

/s/ Mini Rivera
Mini Rivera, Incorporator